                                                                     Exhibit 2.1

                         -----------------------------

                               FRAMEWORK AGREEMENT


                                     between


                               IMPSAT CORPORATION


                                       and


                          EL SITIO INTERNATIONAL CORP


                                 August 4, 1999

                         -----------------------------

                               FRAMEWORK AGREEMENT

            THIS FRAMEWORK AGREEMENT (the "Agreement") is made as of this ___ day of August, 1999, by and between IMPSAT Corporation, a Delaware corporation ("IMPSAT"), and El Sitio International Corp., a British Virgin islands corporation ("El Sitio").

                                    RECITALS

      WHEREAS, IMPSAT and its subsidiaries provide telecommunications services to business customers, carriers, Internet service providers ("ISPs") and other telecommunications providers in the Americas and are developing a terrestrial broadband fiber optic network connecting the major cities of Latin America and building local distribution networks in the major cities of Latin America.

      WHEREAS, El Sitio and its subsidiaries are developing an internet access and content business in Argentina, Brazil, Colombia and other countries.

      WHEREAS, IMPSAT has decided to divest its retail Internet access business in Argentina, Brazil and Colombia in order to further develop its telecommunications businesses, including Internet backbone and wholesale Internet access services to ISPs, and El Sitio desires to acquire IMPSAT's retail Internet access business and enter into a telecommunications services agreement with IMPSAT and/or subsidiaries for Internet backbone and wholesale Internet access services.

      WHEREAS, El Sitio and IMPSAT desire to enter into a series of related agreements as set for in Article 2 of this Agreement (such agreements, the "Transaction Agreements") in connection with the sale of IMPSAT's retail Internet access business to El Sitio, the provision by IMPSAT to El Sitio of telecommunications network services and access for El Sitio's ISP business in specified countries in South America, and the issuance and sale by El Sitio to IMPSAT of preferred stock of El Sitio.

      WHEREAS, El Sitio and IMPSAT desire to set forth an interim framework for the negotiation the Transaction Agreements, including the material terms and conditions of the Transaction Agreement.

                                    AGREEMENT

      NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, which the parties agree is good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1.

                                 THE TRANSACTION

      1.1. Purpose. The purpose of this Agreement is to set forth the terms and conditions upon which El Sitio and IMPSAT will negotiate and enter into the Transaction Agreements.

      1.2. Term. This Agreement is an interim non-binding agreement between El Sitio and IMPSAT and shall be superseded at each Closing (as defined below) by thc applicable Transaction Agreements set forth in Article 2. All terms and conditions of this Agreement with respect to a particular Closing shall expire and terminate at such Closing. This Agreement shall expire and terminate in accordance with the provisions of Section 6.1 hereof. Promptly after the date hereof, El Sitio and IMPSAT shall use all reasonable best endeavors to negotiate Transaction Agreements with terms and conditions consistent with the terms hereof and mutually acceptable to each party hereto. As soon as practicable after the satisfaction of the conditions set forth in Article 3 applicable to IMPSAT S.A. (Argentina) ("IMPSAT Argentina"), IMPSAT S.A. (Colombia) ("IMPSAT Colombia") or IMPSAT

Comunicacoes Ltda. ("IMPSAT Brazil"), as the case may be, the parties, and/or their respective subsidiaries, shall consummate the Transaction Agreements applicable to IMPSAT Argentina, IMPSAT Colombia or IMPSAT Brazil (each such date being a "Closing Date"). The parties shall use their reasonable best efforts to finalize and enter into each of the Transaction Agreements not later than September 30, 1999.

                                   ARTICLE 2.

                             TRANSACTION AGREEMENTS

      El Sitio, IMPSAT and/or their respective subsidiaries, as applicable, will enter into the Transaction Agreements set forth below. The Transaction Agreements shall also contain such usual, customary or appropriate terms and conditions as the parties may agree.

      2.1. Purchase and Sale Agreements.

      (a) As soon as practicable after the date hereof, each of IMPSAT Argentina, IMPSAT Colombia and IMPSAT Brazil (collectively, the "Sellers"), will enter into a Purchase and Sale Agreement with El Sitio, or any subsidiary of El Sitio designated by El Sitio (collectively, the "Buyers"), pursuant to which each applicable Seller will transfer, sell and assign to each applicable Buyer the retail Internet access customer contracts (the "Subscribers") and assets of each applicable Seller, directly and exclusively related to IMPSAT's retail internet access business in Argentina, Brazil or Colombia, as the case may be. The specific related assets to be sold shall be agreed among the parties in the applicable Purchase and Sale Agreements.

      (b) The Purchase Price for respective assets shall be as follows:

                Seller                  Purchase Price (U.S. dollars)

           IMPSAT Argentina                     $6.2 million
           IMPSAT Brazil                        $12.3 million
           IMPSAT Colombia                      $3.0 million

in the event that the number of Subscribers of IMPSAT Argentina, IMPSAT Brazil or IMPSAT Colombia at July 31, 1999 shall be greater or less by five percent (5%) or more than the number of Subscribers set forth in the following table, then the parties shall adjust the applicable Purchase Price on a per Subscriber basis by the amounts set forth in the following table, and such amounts shall be added or subtracted from the applicable Purchase Price. For the purposes of adjustment in the amounts paid, IMPSAT and El Sitio shall undertake reasonable efforts to determine jointly the actual number of Subscribers at July 31, 1999 within thirty (30) days following the date hereof and shall make any appropriate additions or subtractions to the applicable Purchase Price in U.S. dollars.


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

     Country       Subscribers as of May 31, 1999    Value per Subscriber
     -------       ------------------------------    --------------------

     Argentina                12,639                        $489.77
      Brazil                  48,548                        $253.36
     Colombia                  7,046                        $425.77

      (c) The Purchase and Sale Agreements shall contain terms and provisions customary and applicable for such transactions and shall otherwise be mutually agreeable to El Sitio and IMPSAT.

      2.2. Telecommunications Services Agreements.

      (a) On or prior to each Closing Date, the applicable Seller and/or one of its Affiliates and the applicable Buyer and/or one of its Affiliates shall enter into one or more Telecommunications Services Agreements whereby such Seller or Affiliate shall provide, and such Buyer or Affiliate shall purchase, telecommunications services related to El Sitio's Internet access requirements with respect to the Subscribers transferred to such Buyer on an exclusive basis for a one-year term commencing on such Closing Date. The Telecommunications Services Agreements shall also provide that IMPSAT or one of its Affiliates shall have a right of first refusal to provide such telecommunications services with respect to other telecommunications requirements of El Sitio and its Affiliates, including with respect to the Subscribers transferred to the applicable Buyer, following the one-year exclusivity period. The terms and conditions of the Telecommunications Services Agreements shall be mutually agreeable to El Sitio and IMPSAT.

      (b) On each Closing Date, El Sitio and each of IMPSAT Argentina, IMPSAT Brazil and IMPSAT Colombia, as applicable, shall enter into transition services agreements pursuant to which IMPSAT Argentina, IMPSAT Brazil and IMPSAT Colombia shall operate El Sitio's business activities in Argentina, Brazil and Colombia, respectively, for a period of no more than two months after such Closing Date subject to terms and conditions, including the terms of the compensation to be paid to each Seller for the provision of such services, mutually agreeable to El Sitio and each of IMPSAT Argentina, IMPSAT Brazil and IMPSAT Colombia.

      (c) IMPSAT and El Sitio also agree that they shall use their respective best efforts to enter into Telecommunications Service Agreements in other countries where IMPSAT has or may in the future have an operating presence in connection with the future expansion of El Sitio's business into such countries.

      2.3. Stock Purchase Agreement. As soon as practicable after the date hereof, IMPSAT and El Sitio shall enter into a stock purchase agreement (the "Stock Purchase Agreement") providing for the issuance by El Sitio to IMPSAT, or a designated subsidiary, for the purchase price of $21.5 million of 3,070,615 shares of Class A Convertible Preferred Stock of El Sitio having a liquidation value of $21.5 million. The Class A Convertible Preferred Stock of El Sitio to be subscribed by IMPSAT shall have anti-dilution and related rights and protections applicable to such class of El Sitio's capital stock on a retroactive basis to June 21, 1999. The Stock Purchase Agreement shall contain terms and conditions customary and applicable for such transactions, including, without limitation, representations and warranties, conditions precedent, covenants, anti-dilution provisions and indemnities, shall be substantially similar to the Stock Purchase Agreement dated June 21, 1999 entered into by El Sitio in connection with the prior issuance of 4,727,319 shares of its Class A Convertible Preferred Stock to

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Ibero-American Media Partners II Ltd. and certain other parties (collectively, the "Private Placement Investors") and shall otherwise be satisfactory to IMPSAT. The Stock Purchase Agreement shall provide that on the respective Closing Dates for IMPSAT Argentina, IMPSAT Brazil and IMPSAT Colombia, IMPSAT shall purchase, and El Sitio shall issue and sell, 885,480, 1,756,677 and 428,458 shares of Class A Convertible Preferred Stock.

      2.4. Shareholders Agreement. On the date of the first Closing under the Stock Purchase Agreement, IMPSAT, El Sitio and the existing shareholders of El Sitio who are parties to the Stockholders Agreement and Registration Rights Agreement each dated June 21, 1999 entered into connection with the issuance of El Sitio's Class A Convertible Preferred Stock to the Private Placement Investors (the "Shareholders Agreement" and the "Registration Rights Agreement," respectively) shall enter into a new or amended Shareholders Agreement (the "Shareholders Agreement") and registration rights agreement relating to the management of El Sitio and the transfer and ownership of the shares of El Sitio. The Shareholders Agreement and the registration rights agreement shall each be substantially similar to the Stockholders Agreement and Registration Rights Agreement. The Shareholders Agreement shall provide (A) that the number of directors to be designated by the holders of the Class A Convertible Preferred Stock shall be increased to five, one of whom shall be designated by IMPSAT and another of whom shall be (i) independent to any other holder of common of Class A Convertible Preferred Stock and (ii) designated by the unanimous vote of all of the other directors of El Sitio and (B) that the actions specified in Section
2.3 of the Stockholders Agreement shall require the affirmative vote of at least three of the five directors allocated to or designated by the holders of the Class A Convertible Preferred Stock. The new or amended registration rights agreement shall provide IMPSAT with certain registration rights and tag-along rights with respect to transfers of capital stock by the shareholders of El Sitio. In the event that all of the Closings for the IMPSAT Argentina, IMPSAT Brazil or IMPSAT Colombia Transaction Agreements shall not have occurred as of a date to be set forth in the Stock Purchase Agreement, the Shareholders Agreement will provide for an appropriate adjustment, if any, to IMPSAT's right to designate a member of thc Board of Directors and to vote in favor of the independent member of the Board of Directors in a manner, and at a shareholding level, substantially identical to Section 2.2(a) of the Stockholders Agreement with respect to the Private Placement Investors. The Shareholders Agreement and Registration Rights Agreement shall each contain terms and conditions customary and applicable for such agreements and shall be otherwise satisfactory to IMPSAT.

                                   ARTICLE 3.

                              CONDITIONS TO CLOSING

      3.1. Conditions to Obligations of El Sitio to Close. The obligations of El Sitio under Article 2 of this Agreement are subject to the fulfillment and satisfaction, on or prior to each Closing Date, of each of the following conditions:

      (a) Approvals. The Board of Directors and shareholders of El Sitio shall have approved the execution and delivery by El Sitio and its Affiliates of the applicable Transaction Agreements and the performance by El Sitio and its Affiliates of their obligations thereunder, and El Sitio, the applicable Buyer and any Affiliate entering into any applicable Transaction Agreement as of such date shall have obtained or filed all approvals, authorizations, consents, licenses, permits and other notices with all governmental authorities and third parties required to be obtained or filed by such Persons in connection with the transactions contemplated by the applicable Closing.

      (b) Representations, Warranties, Etc. (i) All representations and warranties of IMPSAT, the applicable Seller and their respective Affiliates contained in this Agreement and the Transaction

Agreements to be consummated on such Closing Date shall be true and correct in all material respects and as of such Closing Date, as applicable; and
(ii) IMPSAT, the applicable Seller and their respective Affiliates shall have performed and complied with, in all material respects, their respective obligations under this Agreement and the applicable Transaction Agreements that are to be performed or complied with by them prior to or on such Closing Date.

      (c) Transaction Agreements. Each of IMPSAT, the applicable Seller and their respective Affiliates shall have executed and delivered all of the applicable Transaction Agreements to which it is to be a party.

      (d) No Changes. There shall have been no adverse change between the date hereof and such Closing Date in the assets intended to be purchased by El Sitio or the applicable Buyer or in the business or financial condition of IMPSAT, in each case that shall be reasonably unacceptable to El Sitio.

      3.2. Conditions to Obligations of IMPSAT to Close. The obligations of IMPSAT under Article 2 of this Agreement are subject to the fulfillment and satisfaction, on or prior to each Closing Date, of each of the following conditions:

      (a) Approvals. The Board of Directors and shareholders of IMPSAT shall have approved the execution and delivery by IMPSAT and its Affiliates of the applicable Transaction Agreements and the performance by IMPSAT and its Affiliates of their obligations thereunder, and IMPSAT, the applicable Seller and any Affiliate entering into any applicable Transaction Agreement as of such date shall have obtained or filed all approvals, authorizations, consents, licenses, permits and other notices with all governmental authorities and third parties required to be obtained or filed by such Persons in connection with the transactions contemplated by the applicable Closing.

      (b) Representations, Warranties and Covenants True at each Closing Date.
(i) All representations and warranties of El Sitio, the applicable Buyer and their respective Affiliates contained in this Agreement and the applicable Transaction Agreements shall be true and correct in all material respects at and as of such Closing Date, as applicable; and (ii) El Sitio, the applicable Buyer and their respective Affiliates shall have performed and complied with, in all material respects, their respective obligations under this Agreement and the applicable Transaction Agreements that are to be performed or complied with by them prior to or on such Closing Date.

      (c) Transaction Agreements. Each of El Sitio, the applicable Buyer and their respective Affiliates shall have executed and delivered all of the applicable Agreements to which it is to be a party.

      (d) No Changes. There shall have been no significant change between the date hereof and such Closing Date in the business, financial condition, assets, indebtedness or shareholders of El Sitio that shall be reasonably unacceptable to IMPSAT.

                                   ARTICLE 4.

                                    COVENANTS

      4.1. Actions Prior to the Closings. Upon the terms and subject to the conditions of this Agreement and the other agreements, documents and instruments pursuant to which the transactions contemplated hereby are to be consummated, El Sitio and IMPSAT will use their reasonable best efforts to take all other actions, and to do, or cause to be done, all other things necessary, proper or advisable to carry out its obligations under this Agreement and to consummate and make effective the transactions contemplated hereby and by the Transaction Agreements, including, without limitation, the following:

      (a) as soon as practicable following the execution of this Agreement, to make all applications and filings and to use its best efforts to obtain all other authorizations and consents required to be obtained by such party or its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement and by the Transaction Agreements;

      (b) in the event any claim, action, suit, investigation or other proceeding by any governmental authority or other Person is commenced which questions the validity or legality of any of the transactions contemplated hereby or by any of the Transaction Agreements or any injunction or other order is issued in any such proceeding, to cooperate with the other party hereto regarding the defense of such proceedings and the removal of any such impediment to the consummation of such transactions and to use its reasonable best efforts to have such injunction or other order dissolved.

      4.2. Information. Each of the parties hereto agrees to keep the other informed as to all material developments and communications relating to the transactions contemplated by this Agreement.

      4.3. Public Announcements. Either party may publicly announce that it has entered into this Agreement, provided that the other party is given a reasonable opportunity to review the form and content of the proposed announcement.

      4.4. Confidentiality. El Sitio and IMPSAT agree that any written information with respect to this Agreement or the Transaction Agreements delivered to it by the other party that is confidential and proprietary and is marked "confidential and proprietary" ("Confidential Information") will be kept confidential by El Sitio and IMPSAT and shall not be disclosed, in whole or in part to any person other than Affiliates, officers, directors, employees, agents consultants or representatives of El Sitio and IMPSAT (collectively "Representatives") who need to know such Confidential Information. Each of the parties agrees to inform each of its Representatives of the non-public nature of the Confidential Information and to direct such persons to treat such Confidential Information in accordance with the terms of this Section 4.4. Nothing herein shall prevent either party from disclosing Confidential Information (a) upon the order of any court or administrative agency, (b) upon the request or demand of, or pursuant to any rule or regulation of any regulatory agency or authority, and (c) to its legal counsel or independent auditors.

                                   ARTICLE 5.

                            TERMINATION AND EXPENSES


      5.1. Termination. Notwithstanding anything herein, this Agreement may be terminated at any time prior to any Closing Date:

      (a) by mutual consent of El Sitio and IMPSAT;

      (b) by either El Sitio or IMPSAT, if either El Sitio or IMPSAT receives a final non-appealable order from any regulatory authority denying an authorization necessary in order for any party to execute and deliver any of the Transaction Agreements;

      (c) by either El Sitio or IMPSAT, if all the Closings shall not have occurred on or before December 31, 1999, unless such failure so to consummate shall be due to the failure of the party seeking to terminate this Agreement to perform in all material respects each of its obligations under this Agreement required to be performed by it on or prior to each Closing Date pursuant to the terms hereof (unless such failure to consummate is due to the failure to obtain required authorizations in which case such date shall be extended for an additional three months);

      (d) by El Sitio, if there has been a material breach of a representation or warranty in this Agreement by IMPSAT, and IMPSAT fails to cure such breach within 60 days after notice thereof from El Sitio, or a material breach by IMPSAT of any covenant set forth in this Agreement or a failure of any condition to which the obligations of El Sitio are subject, and such breach or failure has not been waived expressly in writing;

      (e) by IMPSAT, if there has been a material breach of a representation or warranty in this Agreement by El Sitio and El Sitio fails to cure such breach within 60 days after notice thereof from IMPSAT or a material breach by El Sitio of any covenant set forth in this Agreement or a failure of an condition to which the obligations of IMPSAT are subject, and such breach or failure has not been waived expressly in writing.

      5.2. Liabilities in Event of Termination. In the event of the termination and abandonment of this Agreement and the transactions contemplated hereby, this Agreement shall become void and have no effect, and El Sitio, IMPSAT and their respective directors, officers, employees and shareholders shall have no obligation or liability to each other hereunder, except (a) for those obligations set forth in Section 4.4 or (b) for any obligations of El Sitio and IMPSAT arising prior to such termination.

                                   ARTICLE 6.

                                  MISCELLANEOUS

      6.1. Survival. The representations and warranties and covenants of each of the parties contained in this Agreement shall survive until each Closing, as applicable.

      6.2. Defined Terms. As used herein, the following terms have the following meanings:

      "Affiliate" means as to any Person, any other Person controlled by, controlling or under common control with such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 50% or more of the securities having ordinary voting power for the election of directors of such Person, or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise

      "Person" means any natural person or corporation, limited liability company, general partnership, limited partnership, venture, trust, business trust, estate or other entity.


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

       6.3.  Successors and Permitted Assigns; Assignment.

      (a) Subject to Section 6.3(b), the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and to the extent applicable heirs, executors, administrators and legal representatives.

      (b) Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each of the parties hereto. Notwithstanding the foregoing, a party may assign its rights and obligations under this Agreement to an Affiliate provided that the assigning party will continue to be responsible for its liabilities and obligations hereunder.

      6.4. Notices. All notices, requests and other communications hereunder shall be deemed to have been duly delivered, given or made to or upon any party hereto if in writing and delivered by hand against receipt, or by certified or registered mail, postage prepaid, return receipt requested, or to a courier who guarantees next business day delivery or sent by telecopy (with confirmation), to such-party at its address set forth below or to such other address as such party may at any tune, or from time to time, direct by notice given in accordance with this Section 6.4.

      if to El Sitio:

       El Sitio International Corp.
       Avenida Belgrano 845, 4th Floor
       1092 Buenos Aires, Argentina
       Fax: 54114 343-9122
       Attention:  Roberto Cibrian-Campoy

       if to IMPSAT:

       IMPSAT Corporation
       Alferez Parcia 256
       1107 Buenos Aires, Argentina
       Fax: 54114-328-0140
       Attention: Hector Alonso

The date of delivery of any such notice, request or other communication shall be the earlier of (i) the date of actual receipt or (ii) three business days after such notice, request or other communication is sent if sent by certified or registered mail, (iii) if sent by courier who guarantees next business day delivery the business day next following the day such notice, request or other communication is actually delivered to the courier or (iv) the day actually telecopied.

      6.5. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

      (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      6.6. Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceabie to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances is not affected and such provision shall be enforced to the greatest extent permitted by law.

      6.7. Expenses. All expenses incurred by any party hereto in connection with the negotiation preparation and consummation of this Agreement and the transactions contemplated hereby shall be borne by such party except as otherwise expressly provided in any provision of this Agreement.

      6.8. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

      6.9. Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      6.10. Entire Agreement. This Agreement, the Exhibits attached (or to be attached) hereto and the agreements, documents and instruments contemplated hereby, constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior agreements and understandings, whether oral or written, between or among any of the parties hereto with respect to the subject matter hereof.

      6.11. Interpretation. In any dispute concerning the construction or interpretation of any provision of this Agreement or any ambiguity thereof, there shall be no presumption that the Agreement or any provision hereof be construed against the party who drafted this Agreement.

      6.12. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each party shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provision of this Agreement and such transactions.

            IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first set forth above.

                                        EL SITIO INTERNATIONAL CORP.

                                        By /s/ Roberto Cibrian-Campoy
                                          --------------------------------------
                                          Name:   ROBERTO CIBRIAN CAMPOY
                                          Title:  CHIEF EXECUTIVE OFFICER
                                                  EL SITIO INTERNATIONAL CORP


                                        IMPSAT CORPORATION


                                        By /s/ Marcos Souza Aranha
                                          --------------------------------------
                                          Name:
                                          Title:


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